EXHIBIT 21

                    CATALINA LIGHTING, INC. AND SUBSIDIARIES

                                   EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

                              Arctic Products Ltd.
                                    BMAC Ltd.
                         British Syphon Industries Ltd.
 Catalina Industries, Inc. (formerly Dana Lighting, Inc.), a Florida corporation
           Catalina Lighting Canada (1992), Inc., a Quebec corporation
          Catalina Lighting, Inc. Chile Limitada, a Chilean corporation
          Catalina Lighting Mexico, S.A. de C.V., a Mexican corporation
               Catalina Merchandising, Inc., a Florida corporation
                 Go-Gro Industries Limited, a Hong Kong company
                       Go-Gro Limited, a Hong Kong company
              Golda Metal Industries Limited, a Hong Kong company *
                               Graystone Ring Ltd.
                               Grove Products Ltd.
                                  Hovekey Ltd.
                              Lancer Products Ltd.
                      Lighten Point Corporation Europe Ltd.
                            Marshall's Universal Plc.
                                Newton Mill Ltd.
                                PH Products Ltd.
                                 Ring Lamp Ltd.
                                  Ring Limited
                Shenzhen Jiadianbao Electrical Products Company,
                  Limited ("SJE"), a cooperative joint venture
                organized under the laws of People's Republic of
                                    China **
                                  Van Line Ltd.





*  Golda Metal Industries is 50% owned by the SJE joint venture.

** Through September 2000, the SJE joint venture was 100% owned as to production and 70% owned as to real estate. In September 2000, the Company purchased the other 30% interest related to real estate.